Exhibit 99.1

Liberty Global, Telefónica and InfraVia Capital Partners Form Joint Venture to Build a New Fibre Network in the UK
Covering up to 7 Million Homes

Virgin Media O2 will be the Anchor Wholesale Client of the Joint Venture in Addition to Providing a Range of Technical Services

•The Joint Venture will be 50% owned by Liberty Global and Telefónica, and 50% owned by InfraVia Capital Partners
•The Joint Venture will construct and operate a wholesale fibre-to-the-home (FTTH) broadband network of up to 7 million premises that will not overlap with VMO2’s existing network
•This network, alongside Virgin Media O2’s recently announced fibre upgrade project, will create a FTTH footprint of up to 23 million premises
•Unique deal combines the three partners’ infrastructure and financing expertise and UK operating experience, whilst leveraging VMO2’s industrial scale and network construction know-how
•The Joint Venture will have exclusive access to VMO2’s construction expertise and substantially all new build activity at VMO2 will be migrated going forward
•Transaction expected to close by the end of 2022
•Will accelerate FTTH deployment in the UK, with approximately £4.5 billion investment supported by £3.3 billion of fully underwritten financing commitments and up to £1.4 billion in equity commitments

Denver, Colorado & Madrid, Spain & Paris, France – July 29, 2022

Liberty Global plc (“Liberty Global”) and Telefónica Infra, S.L.U, a wholly owned subsidiary of Telefónica, S.A. (“Telefónica”), together with InfraVia Capital Partners (“InfraVia”), a leading independent financial investment firm specialising in infrastructure and technology investments, have reached an agreement to set up a new Joint Venture (JV) that will roll out fibre-to-the-home (FTTH) to greenfield premises across the country. The partnership will initially roll out fibre to 5 million homes not currently served by Virgin Media O2’s network by 2026, with the opportunity to expand to an additional c.2 million homes. This investment of approximately £4.5 billion will provide a major boost to the nation’s digital economy and make a significant contribution to the Government’s gigabit broadband ambitions.

Liberty Global and Telefónica will jointly hold a 50% stake in the JV through a holding company, with InfraVia owning the remaining 50%. Telefónica Group’s participation will be held through Telefónica Infra (its infrastructure unit).

The fibre network will be offering FTTH wholesale access to telecommunications service providers, with Virgin Media O2 (“VMO2”) acting as the anchor client, entering into an agreement with the JV upon closing of the transaction. Coupled with its own fibre investments to upgrade its existing 16 million premises network, this will expand Virgin Media O2’s gigabit footprint to around 80% of the UK upon completion. In addition, the JV will seek to attract additional third-party wholesale clients. The company will target homes across the UK, both adjacent to the existing Virgin Media O2 footprint and new areas.

The business plan for the initial rollout of 5 million homes envisages an investment of approximately £4.5 billion, which includes investments related to the roll-out, envisaged connection capex and other related set-up costs. The three partners will fund their pro rata share of equity funding for the build, up to £1.4 billion in aggregate, phased over 4-5 years. In addition, the JV has obtained £3.3billion of fully underwritten debt financing from a consortium of financing banks, including a £3.1bn capex facility. As part of the transaction, InfraVia will make certain payments to Liberty Global and Telefónica, a portion of which will be linked to the progression of the network build-out.

Mike Fries, CEO and Vice Chairman, Liberty Global, comments: “This landmark agreement with Liberty Global, Telefonica and InfraVia will expand our FTTH footprint to millions of new UK homes, creating the undisputed second national fibre network in the UK. VMO2 has already committed to upgrading its entire existing 16 million footprint to FTTH. This JV will take our aggregate FTTH footprint to up to 23 million homes, reaching around 80% of the UK. VMO2 will bring significant build expertise, and will benefit from a meaningful off-net growth opportunity and as the anchor client will support attractive returns for the JV – a winning combination. Finally, we are very excited to be working with InfraVia who we already partner with in Germany, and welcome the expertise they bring to the JV.”

José María Alvarez-Pallete, Chairman and CEO of Telefónica comments: “Telefónica has a recent track record of successfully developing broadband connectivity in many markets through strategic partnerships. These deals help each country firmly increase their competitiveness and digital infrastructure to help their companies and economy thrive. The UK is, indeed, a growth market for us and we are very excited to be partnering with InfraVia to accelerate access to next generation broadband connectivity to a larger number of UK households and adding to Telefónica Infra’s growing portfolio. Further to our announcement from earlier this week, Telefónica Infra is now able to add the UK to its list of countries with these mentioned FTTP vehicles, with InfraVia joining the top tier institutions partnered with Telefónica’s operating units in relevant markets such as UK, Spain, Germany or Brazil.”

Vincent Levita, CEO and Founder of InfraVia comments: “We are excited to be partnering with VMO2, Liberty Global and Telefónica to build and operate up to 7 million premises FTTH in the UK. The combination of our respective expertise in fibre network deployment, financing and operations in the UK, together with VMO2’s industrial scale and network construction know-how will be key to creating the undisputed second national fibre network in the UK providing access to broadband connectivity to millions of UK households. InfraVia has been a leading investor in digital infrastructure for the past decade. Attracted by the long-term trends of ever-increasing data usage and increased need for home connectivity, this would represent our 5th investment in fibre network deployment in Europe through strategic partnerships. We look forward to working with VMO2, Liberty Global and Telefonica in this partnership in the years ahead.”

The transaction is subject to customary closing conditions, including regulatory approval and is expected to close in Q4 2022. Liberty Global and Telefónica were advised by Barclays and LionTree, as well as Allen & Overy. InfraVia Capital Partners was advised by Lazard as well as Linklaters and De Pardieu Brocas Maffei.

About Liberty Global

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is a world leader in converged broadband, video and mobile communications services. We deliver next-generation products through advanced fiber and 5G networks, and currently provide over 85 million fixed and mobile connections* across Europe and the United Kingdom. Our businesses operate under some of the best-known consumer brands, including Virgin Media-O2 in the U.K., VodafoneZiggo in The Netherlands, Telenet in Belgium, Sunrise in Switzerland, Virgin Media in Ireland and UPC in Slovakia. Through our substantial scale and commitment to innovation, we are building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower our customers to make the most of the digital revolution, while deploying the advanced technologies that nations and economies need to thrive.

Our consolidated businesses generate annual revenue of more than $7.5 billion, while the VodafoneZiggo JV and the VMO2 JV generate combined annual revenue of more than $19 billion.**

Liberty Global Ventures, our global investment arm, has a portfolio of more than 75 companies and funds across content, technology and infrastructure, including strategic stakes in companies like ITV, Televisa Univision, Plume, Lionsgate and the Formula E racing series.

* Represents aggregate consolidated and 50% owned non-consolidated fixed and mobile subscribers. Includes wholesale mobile subscribers of the VMO2 JV and B2B fixed subscribers of the VodafoneZiggo JV.

** Revenue figures above are provided based on full year 2021 Liberty Global consolidated results (excluding revenue from the U.K. JV Entities) and the combined as reported full year 2021 results for the VodafoneZiggo JV and estimated U.S. GAAP full year 2021 results for the VMO2 JV. For more information, please visit www.libertyglobal.com.

About InfraVia Capital Partners

InfraVia is a leading independent private equity firm, specialized in private markets across European infrastructure and technology investments. InfraVia supports entrepreneurs and industrial players in their growth and digital strategy, accelerating their transformation into sizeable platforms. Since 2008, InfraVia has raised €10bn of capital and invested in 45+ companies across 13 European countries. (www.infraviacapital.com)

About Telefónica

Telefónica is one of the largest telecommunications service providers in the world. The company offers fixed and mobile connectivity as well as a wide range of digital services for residential and business customers. With more than 368 million customers, Telefónica operates in Europe and Latin America. Telefónica is a 100% listed company and its shares are traded on the Spanish Stock Market and on those in New York and Lima
(telefonica.com/en/).

About Telefónica Infra

Telefónica Infra, a fully owned unit of Telefónica Group, manages stakes in infrastructure vehicles alongside financial investors. Its objectives include crystallizing the value of Telefónica’s infrastructure assets and know how, partnering with leading financial investors to co-invest in growth opportunities involving flexible partnership structures and business models. Telefónica Infra’s investment portfolio currently comprises a 70%* stake in Telxius (telxius.com), a 25%* stake in BlueVia (FTTH Spain), a 40% stake in Unsere Grüne Glasfaser (unseregrueneglasfaser.com), a 25% stake in FiBrasil (fibrasil.com.br) and a 20% stake in Nabiax (nabiax.com).
* upon completion of the relevant transactions
For more information:

Liberty Global

Investor Relations            Corporate Communications

Michael Bishop + 44 20 8483 6246    Bill Myers + 1 303 220 6686

Amy Ocen + 1 303 784 4528         Matt Beake + 44 20 8483 6428

Michael Khehra + 44 78 9005 0979

InfraVia Capital Partners

Vincent Levita | InfraVia - Founder and CEO | vlevita@infraviacapital.com | +33 (0)1 40 68 17 38

Antoine Denry | Taddeo | antoine.denry@taddeo.fr | +33 (0) 6 18 07 83 27

Telefónica

Investor Relations
Telephone +34 91 482 87 00

Isabel Beltrán (i.beltran@Telefonica.com)

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Alex Kowalski (alejandro.kowalski@Telefonica.com)